UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                       THE SECURITIES EXCHANGE ACT OF 1934


    DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 19, 2001




                            STONE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)




            Delaware                   1-12074                72-1235413
  (State or other jurisdiction     (Commission File        (I.R.S. employer
 of incorporation or organization)     Number)            identification no.)



    625 E. Kaliste Saloom Road
       Lafayette, Louisiana                                     70508
(Address of principal executive offices)                     (Zip code)


       Registrant's telephone number, including area code: (337) 237-0410

ITEM 5. OTHER EVENTS

     On February 1, 2001, Stone Energy Corporation ("Stone") and Basin Exploration, Inc. ("Basin") completed their merger. The merger was accounted for under the pooling-of-interests method of accounting for business combinations. Accordingly, we have combined the two companies' historical financial and operating data as though they had been combined at the beginning of the earliest period presented.


     Presented on the following pages are certain financial disclosures that would have been included in Stone's year-end 2000 Annual Report on Form 10-K had the Basin merger been completed prior to the end of 2000. These combined results should be used for information purposes only as they are not necessarily indicative of the results that would have occurred if the merger had been completed at the beginning of the earliest period presented.

                                TABLE OF CONTENTS

                                                                          Page

Selected Financial Data...........................................          1

Management's Discussion and Analysis of Financial
 Condition and Results of Operations..............................          2

Quantitative and Qualitative Disclosures About Market Risk........          8

Independent Auditors' Report......................................         11

Consolidated Financial Statements:

     Consolidated Balance Sheet - December 31, 2000 and 1999......         12

     Consolidated Statement of Operations -
          Years Ended December 31, 2000, 1999 and 1998............         13

     Consolidated Statement of Cash Flows -
          Years Ended December 31, 2000, 1999 and 1998............         14

     Consolidated Statement of Changes in Stockholders' Equity -
          Years Ended December 31, 2000, 1999 and 1998............         15

     Notes to Consolidated Financial Statements...................         16

SELECTED FINANCIAL DATA
-----------------------

     The following table sets forth a summary of selected financial information for each of the years in the five-year period ended December 31, 2000. All information presented gives retroactive effect to the merger of Stone and Basin, which has been accounted for as a pooling-of-interests. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the notes thereto included elsewhere in this Form 8-K.


                                                                                   Year Ended December 31,
                                                              --------------------------------------------------------------
                                                                 2000         1999         1998         1997         1996
                                                                 ----         ----         ----         ----         ----
                                                                       (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
     Operating revenues:
       Oil production revenue...........................       $118,628     $70,025      $48,262       $40,926      $39,080
       Gas production revenue...........................        263,310     148,390      114,955        52,554       34,941
       Gain on sale of assets (1) ......................           -           -            -             -          22,472
       Other revenue....................................          4,228       2,349        2,102         2,227        3,135
                                                               --------    --------     --------      --------     --------
         Total revenues.................................        386,166     220,764      165,319        95,707       99,628
                                                               --------    --------     --------      --------     --------
    Expenses:
      Normal lease operating expenses..................          41,474      33,372       26,318        14,723       13,401
      Major maintenance expenses.......................           6,538       1,115        1,278         1,844          427
      Production taxes.................................           7,607       2,933        2,853         3,475        5,228
      Depreciation, depletion and amortization.........         110,859     101,105       98,457        40,038       27,170
      Write-down of oil and gas properties.............            -           -         114,341          -            -
      Interest expense.................................           9,395      15,186       15,017         5,768        5,890
      Merger expenses..................................           1,297        -            -             -            -
      Salaries, general and administrative costs.......          12,217       9,532        8,184         7,070        7,217
      Incentive compensation plan......................           1,722       1,510          763           833          928
      Stock compensation, net..........................             508       1,232          452           439           98
                                                               --------    --------     --------      --------     --------
        Total expenses.................................         191,617     165,985      267,663        74,190       60,359
                                                               --------    --------     --------      --------     --------
    Net income (loss) before income taxes..............         194,549      54,779     (102,344)       21,517       39,269
                                                               --------    --------     --------      --------     --------
    Income tax provision (benefit):
      Current..........................................             450          25           23          (471)       1,208
      Deferred.........................................          67,642      17,688      (35,843)        8,053       11,458
                                                               --------    --------     --------      --------     --------
        Total income taxes.............................          68,092      17,713      (35,820)        7,582       12,666
                                                               --------    --------     --------      --------     --------
    Net income (loss)..................................        $126,457     $37,066     ($66,524)      $13,935      $26,603
                                                               ========    ========     ========      ========     ========

    Earnings and dividends per common share:
      Basic net income (loss) per common share ........           $4.90       $1.61       ($3.23)        $0.72        $1.62
                                                                  =====       =====        =====         =====        =====
      Diluted net income (loss) per common share ......           $4.80       $1.58       ($3.23)        $0.71        $1.61
                                                                  =====       =====        =====         =====        =====
      Cash dividends declared..........................             -           -            -             -            -

CASH FLOW DATA:
    Net cash provided by operating
      activities (before working capital changes)......        $300,097    $154,152     $110,869       $62,450      $42,975
    Net cash provided by operating activities..........         302,082     123,010      118,014        43,606       36,084

BALANCE SHEET DATA (AT END OF PERIOD):
    Working capital (deficit) .........................         $53,065     $12,509      ($3,340)      ($1,708)     $25,861
    Oil and gas properties, net........................         747,574     587,661      492,349       437,832      223,278
    Total assets ......................................         944,104     706,958      581,134       515,426      294,363
    Long-term debt, less current portion...............         148,000     134,000      289,936       143,077       26,390
    Stockholders' equity ..............................         587,577     452,870      213,131       277,975      213,192

    (1) Primarily related to the sales of D-J Basin properties by Basin Exploration in 1996.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in understanding our financial condition and results of operations for each year of the three-year period ended December 31, 2000. All financial and operating information presented give retroactive effect to the merger of Stone and Basin, which has been accounted for as a pooling-of-interests. The consolidated financial statements and the notes thereto, which are found elsewhere in this Form 8-K, contain detailed information that should be referred to in conjunction with the following discussion.

OVERVIEW

     We are an independent oil and gas company engaged in the acquisition, exploration, development and operation of oil and gas properties in the Gulf Coast Basin and Rocky Mountains. We have been active in the Gulf Coast Basin since 1973, which gives us extensive geophysical, technical and operational expertise in this area.

     On February 1, 2001, the stockholders of Stone Energy Corporation and Basin Exploration, Inc. voted in favor of, and thereby consummated, the combination of the two companies in a tax-free, stock-for-stock transaction accounted for under the pooling-of-interests method. In connection with the approval of the merger, stockholders of Stone Energy also approved a proposal to increase the authorized shares of Stone common stock from 25 million to 100 million shares. Under the merger agreement, Basin stockholders received 0.3974 of a share of Stone common stock for each share of Basin common stock they owned. Stone issued approximately 7.4 million shares of common stock, which, based upon Stone's closing price of $53.70 on February 1, 2001, resulted in total equity value related to the transaction of approximately $400 million. In addition, Stone assumed, and subsequently retired with cash on hand, $48 million of Basin bank debt. The expenses incurred in relation to the merger of $25.6 million were recorded as a non-recurring item in 2001.

     In accordance with the pooling-of-interests method of accounting for business combinations, the financial condition and results of operations were combined to give effect to the combination of Stone and Basin as if the merger occurred at the beginning of the earliest period presented. These combined results should be used for information purposes only as they are not necessarily indicative of the results that would have occurred if the merger had been completed during the periods presented.

     Prior to the merger, Basin accounted for depreciation, depletion and amortization (DD&A) of oil and gas properties using the units of production method. In connection with the restatement of our financial statements on a pooling-of-interests basis, Basin's historical provision for DD&A was restated to conform to the future gross revenue method used by Stone. This restatement included related adjustments to Basin's historical reduction in carrying value of oil and gas properties recorded at the end of 1998 and their historical provision for income taxes. All periods presented reflect the effects of these adjustments. In addition, we reclassified certain amounts in Basin's historical financial statements to conform to Stone's presentation.

     Historically, we have sought growth primarily through the acquisition and development of mature fields with a prolific production history. As commodity prices increase and provide financial stability through additional cash flow it becomes more feasible to pursue an aggressive exploratory drilling strategy. During 2000, we designed a drilling program that provided an acceptable mix of high and low risk projects in an effort to capitalize on an opportunity to test certain prospects that have higher reward potential but are too high risk to drill in periods of low prices. As a result, we drilled a record number of wells, the majority of which were classified as exploratory wells.

     The commodity price environment during 2000 also impacted the property acquisition market. It is generally more expensive to buy properties at times when oil and gas prices have increased, which is what we witnessed during the year 2000. Therefore, we pursued stock-for-stock merger targets and non-cash acquisition opportunities such as farmins, whereby we earned a working interest in desirable acreage by drilling a well versus buying the field.

     During 2000, we remained focused on our objectives of increasing production, cash flow and reserves. We set a Stone record for annual production by producing 98.9 billion cubic feet of gas equivalent (Bcfe). We also set a record for annual cash flow before working capital changes with 2000 results of $300.1 million representing a 95% increase over 1999 results. Finally, at December 31, 2000, we reported 600.3 Bcfe of estimated proved reserves, which is the largest proved reserve base in our history.

RESULTS OF OPERATIONS

     The following table sets forth certain operating information with respect to our oil and gas operations and summary information with respect to our estimated proved oil and gas reserves.

                                                                                 Year Ended December 31,
                                                                    ------------------------------------------------
                                                                        2000              1999              1998
                                                                    -------------     ------------     -------------
PRODUCTION:
   Oil (MBbls)..................................................           4,449            4,324             3,601
   Gas (MMcf) ..................................................          72,239           65,513            50,897
   Oil and gas (MMcfe) .........................................          98,933           91,457            72,503
 AVERAGE SALES PRICES:
   Oil (per Bbl)................................................          $26.66           $16.19            $13.40
   Gas (per Mcf) ...............................................            3.64             2.27              2.26
   Oil and gas (per Mcfe) ......................................            3.86             2.39              2.25
 AVERAGE COSTS (PER MCFE):
   Normal operating costs.......................................           $0.42            $0.36             $0.36
   Salaries, general and administrative costs...................            0.12             0.10              0.11
   DD&A on oil and gas properties...............................            1.10             1.08              1.33
 PROVED RESERVES AT DECEMBER 31:
   Oil (MBbls)..................................................          33,625           35,213            27,143
   Gas (MMcf)...................................................         398,524          385,667           370,772
   Oil and gas (MMcfe)..........................................         600,274          596,945           533,630
   Present value of estimated future net cash flows before
      income taxes (in thousands)...............................      $2,941,790         $830,606          $450,583
   Standardized measure of discounted future net cash flows
        (in thousands)..........................................      $1,982,749         $691,481          $418,403

     2000 COMPARED TO 1999. For the year 2000 we reported record net income totaling $126.5 million, or $4.80 per share, compared to net income for the year ended December 31, 1999 of $37.1 million, or $1.58 per share. The favorable results in net income were due to improvements in the following components:

     PRODUCTION.  During 2000, production volumes reached a record high totaling
98.9 Bcfe compared to 91.5 Bcfe produced during 1999. Natural gas production during 2000 increased 10% to approximately 72.2 billion cubic feet compared to 1999 gas production of 65.5 billion cubic feet, while oil production during 2000 increased to approximately 4.4 million barrels compared to 4.3 million barrels produced during 1999.

     The increase in 2000 production rates, compared to 1999, was due to increases at several of our fields, the most significant of which were Eugene Island Block 243 and East Cameron Block 64.

     PRICES. Prices realized during 2000 averaged $26.66 per barrel of oil and $3.64 per Mcf of gas. This represents a 62% increase, on a Mcfe basis, over 1999 average realized prices of $16.19 per barrel of oil and $2.27 per Mcf of gas. All unit pricing amounts include the effects of hedging.

     From time to time, we enter into various hedging contracts in order to reduce our exposure to the possibility of declining oil and gas prices. Due to increases in commodity prices throughout 2000, hedging transactions reduced the average price we received during the year for oil by $3.55 per barrel and for gas by $0.46 per Mcf, compared to net decreases of $1.72 per barrel and $0.06 per Mcf realized during 1999.

     OIL AND GAS REVENUE. As a result of higher production rates and realized prices, oil and gas revenue reached a record high during 2000, increasing 75% to $381.9 million, compared to 1999 oil and gas revenue of $218.4 million.

     EXPENSES. Normal operating costs during 2000 increased to $41.5 million, compared to $33.4 million during 1999. On a unit of production basis, 2000 operating costs were $0.42 per Mcfe compared to $0.36 per Mcfe for 1999. The increase in operating costs was due primarily to industry-wide increases in the costs of oil field products and services.

     During 2000, we performed significant workover operations on nine wells at three fields. As a result, major maintenance expenses for the year totaled $6.5 million compared to $1.1 million for 1999.

     Due to increased 2000 onshore production volumes combined with higher oil and gas prices, production revenue from onshore properties increased 100%. As a result, production tax expense increased to $7.6 million from $2.9 million in 1999. Included in the 1999 amount was a $1 million production tax refund related to the abatement of severance taxes for certain wells under Louisiana state law.

     Depreciation, depletion and amortization (DD&A) expense on our oil and gas properties totaled $109.2 million, or $1.10 per Mcfe, compared to $99.2 million, or $1.08 per Mcfe, for 1999. The higher DD&A rate was partially attributable to the rising costs of oil and gas exploration and development activities during 2000.

     Salaries, general and administrative expenses for 2000 increased in total to $12.2 million, or $0.12 per Mcfe, from $9.5 million, or $0.10 per Mcfe, during 1999. Due to our operational and financial results and our stock price performance during the year, incentive compensation expense for 2000 increased to $1.7 million compared to $1.5 million in 1999.

     Interest expense for 2000 decreased to $9.4 million, compared to $15.2 million during 1999, due primarily to the repayment of approximately $120 million of borrowings under Stone Energy's bank credit facility in August 1999.

     RESERVES. At December 31, 2000, our estimated proved oil and gas reserves totaled 600.3 Bcfe, compared to December 31, 1999 reserves of 596.9 Bcfe. Estimated proved gas reserves grew to 398.5 Bcf at the end of 2000 from 385.7 Bcf at year-end 1999, while estimated proved oil reserves declined to 33.6 MMBbls at the end of 2000 from 35.2 MMBbls at the beginning of the year.

     Our reserve estimates at December 31, 2000 were prepared by independent petroleum consultants in accordance with guidelines established by the SEC. Adherence to these guidelines limited our recognition of proved reserves on certain successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling.

     Our present values of estimated future net cash flows before income taxes were $2.9 billion and $830.6 million at December 31, 2000 and 1999, respectively. You should not assume that the present values of estimated future net cash flows represent the fair value of our estimated proved oil and gas reserves. As required by the SEC, we determine the present value of estimated future net cash flows using market prices for oil and gas on the last day of the fiscal period. The average year-end oil and gas prices on all of our properties used in determining these amounts were $27.30 per barrel and $9.97 per Mcf for 2000 and $24.83 per barrel and $2.42 per Mcf for 1999. During 2001, the market price for gas has decreased, which would result in a reduction of estimated future net cash flows and the present value of estimated future net cash flows at December 31, 2000 if recomputed.

     1999 COMPARED TO 1998. We recognized net income for the year ended December 31, 1999 totaling $37.1 million, or $1.58 per share, compared to the 1998 net loss of $66.5 million, or $3.23 per share. The 1998 results included an after-tax non-cash ceiling test write-down of $74.3 million, or $3.61 per share. Excluding the write-down, favorable results in 1999 net income versus 1998 were due to improvements in the following components:

     PRODUCTION. Production volumes of oil and gas reached a then record high during 1999 and, as compared to 1998, rose 20% and 29%, respectively, totaling
4.3 million barrels of oil and 65.5 billion cubic feet of gas. On a thousand cubic feet of gas equivalent (Mcfe) basis, production rates for 1999 were 26% higher than 1998 production rates.

     The increase in 1999 production rates, compared to 1998, was due to increases at several of our fields, the most significant of which were Vermilion Block 255, South Pelto Block 23, West Cameron Block 56 and West Delta Block 61.

     PRICES. Average realized prices during 1999 were $16.19 per barrel of oil and $2.27 per Mcf of gas and represented a 6% increase, on a Mcfe basis, over average prices of $13.40 per barrel of oil and $2.26 per Mcf of gas recognized during 1998. All unit prices reflect the effects of hedging.

     From time to time, we enter into various hedging contracts in order to reduce our exposure to the possibility of declining oil and gas prices. As a result of rising commodity prices during 1999, hedging transactions reduced the average price we received by $1.72 per barrel of oil and by $0.06 per Mcf of gas compared to net increases of $0.55 per barrel of oil and $0.11 per Mcf of gas during 1998.

     OIL AND GAS REVENUE. Oil and gas revenue reached a then record high during 1999. The increases in oil and gas production rates combined with higher commodity prices resulted in oil and gas revenue increasing 34% to $218.4 million, compared to oil and gas revenue of $163.2 million during 1998.

     EXPENSES. Normal operating costs during 1999 increased to $33.4 million, compared to $26.3 million during 1998. On a unit of production basis, 1999 operating costs were unchanged from 1998.

     As a result of increased 1999 production volumes due to acquisitions and discoveries, combined with higher oil and gas prices during the year, production revenue from onshore properties increased 41% during 1999. Our production tax expense, however, was unchanged from the 1998 amount of $2.9 million. On a per unit basis, production taxes declined from $0.04 per Mcfe in 1998 to $0.03 per Mcfe in 1999. This decline resulted from the abatement of severance taxes for certain wells under Louisiana state law. Accordingly, we accrued in December 1999, and received in early 2000, a production tax refund of $1 million.

     Salaries, general and administrative expenses for 1999 increased in total to $9.5 million from $8.2 million during 1998. Due to our operational results and stock performance during the year, incentive compensation expense for 1999 increased to $1.5 million compared to $0.8 million in 1998.

     DD&A expense on our oil and gas properties for 1999 totaled $99.2 million compared to $96.5 million for 1998. However, on a unit of production basis, 1999 expense decreased to $1.08 per Mcfe compared to $1.33 per Mcfe for 1998. The decrease in the DD&A rate resulted from a combination of the $114.3 million non-cash ceiling test write-down of oil and gas properties recorded at the end of 1998 and the improvement in oil and gas prices throughout 1999.

     Our  provision  for  income  taxes was  $17.7  million  for the year  ended
December 31, 1999 and was net of a $1.5 million reduction in deferred taxes related to estimates of tax basis that were resolved during 1999. In order to conform Stone and Basin's accounting methods, we recognized the $5.7 million tax benefit related to Basin's 1998 write-down of oil and gas properties by reversing the valuation allowance that Basin recorded in 1998. This resulted in additional deferred tax benefit for the year ended December 31, 1998 and deferred tax expense for the years ended December 31, 1999 and 2000. During 1999 and 2000, Basin had previously reduced its effective tax rate through the reversal of the valuation allowance recorded in 1998.

     RESERVES. At December 31, 1999, our estimated proved oil and gas reserves totaled 596.9 Bcfe compared to December 31, 1998 reserves of 533.6 Bcfe. Estimated proved oil reserves increased to 35.2 MMBbls at the end of 1999 from
27.1 MMBbls at the beginning of the year, and estimated proved gas reserves grew to 385.7 Bcf at December 31, 1999 compared to 370.8 Bcf at year-end 1998.

     The increases in our 1999 estimated proved reserve volumes were primarily attributable to drilling results and acquisitions made during the year. The majority of our reserve estimates were prepared by independent petroleum consultants in accordance with guidelines established by the SEC. Adherence to these guidelines limited our recognition of proved reserves on certain successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling.

LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOW AND WORKING CAPITAL. Net cash flow from operations before working capital changes for 2000 was $300.1 million, or $11.40 per share, compared to $154.2 million, or $6.58 per share, reported for 1999. Working capital at December 31, 2000 totaled $53.1 million.

     CAPITAL EXPENDITURES. Capital expenditures during 2000 totaled $269.1 million and included $13.6 million of capitalized employee, general and administrative costs, net of reimbursements, and $4 million of capitalized interest. These investments were financed by a combination of cash flows from operations, working capital and bank borrowings.

     BUDGETED CAPITAL EXPENDITURES AND LONG-TERM FINANCING. Our estimated 2001 capital expenditures budget of approximately $290 million is expected to be allocated approximately 93% to Gulf Coast operations and 7% to Rocky Mountain activities. We expect to drill 70 gross wells during 2001, 45 in the onshore and shallow water offshore regions of the Gulf Coast Basin and 25 in the Rocky Mountains. While the 2001 capital expenditures budget does not include any projected acquisitions, we continue to seek growth opportunities that fit our specific acquisition profile.

     Based upon our outlook of oil and gas prices and production rates, we believe that our cash on hand and cash flow from operations will be sufficient to fund the current 2001 capital expenditures budget. If oil and gas prices or production rates fall below our current expectations, we believe that the available borrowings under our bank credit facility will be sufficient to fund 2001 capital expenditures in excess of operating cash flows.

     We do not budget acquisitions; however, we are currently evaluating several opportunities that fit our specific acquisition profile. One or a combination of certain of these possible transactions could fully utilize our existing sources of capital. Under these circumstances, we would compare the cost of debt financing with the potential dilution of equity offerings to determine the appropriate financing vehicle to provide capital in excess of what is currently available to us with the objective of maximizing stockholder value.

     BANK CREDIT FACILITIES. During 2000, Stone's bank group increased the borrowing base under its credit facility to $200 million and extended the maturity date from July 30, 2001 to July 30, 2005. The borrowing base limitation is based on a borrowing base amount established by the banks for our oil and gas properties. During 2000, Stone did not draw upon its credit facility, and at December 31, 2000 had outstanding letters of credit totaling $7.5 million.

     At December 31, 2000, the borrowing base under Basin's credit facility was $90 million with $48 million of outstanding borrowings. Concurrent with closing the merger on February 1, 2001, all borrowings outstanding under Basin's revolving credit facility were repaid with cash on hand and the credit facility was terminated.

     Our credit facility provides for certain covenants, including restrictions or requirements with respect to working capital, tangible net worth, disposition of properties, incurrence of additional debt, change of ownership and reporting responsibilities. These covenants may limit or prohibit us from paying cash dividends.

     HEDGING. See "Quantitative and Qualitative Disclosure About Market Risk - Commodity Price Risk."

     NEW ACCOUNTING STANDARDS. For information regarding SFAS No. 133, see "Quantitative and Qualitative Disclosure About Market Risk - Commodity Price Risk - Adoption of SFAS No. 133."

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for fiscal years beginning after June 15, 2002. This statement will require us to record the fair value of liabilities related to future asset retirement obligations in the period the obligation is incurred. We expect to adopt SFAS No. 143 on January 1, 2003. Upon adoption, we will be required to recognize cumulative transition amounts for existing asset retirement obligation liabilities, asset retirement costs and accumulated depreciation. We have not yet determined the transition amounts.

     REGULATORY AND LITIGATION ISSUES. In August 1989, we were advised by the EPA that it believed we were a potentially responsible party (a "PRP") for the cleanup of an oil field waste disposal facility located near Abbeville, Louisiana, which was included on CERCLA's National Priority List (the "Superfund List") by the EPA in March 1989. Although we did not dispose of wastes or salt water at this site, the EPA contends that transporters of salt water may have rinsed their trucks' tanks at this site. By letter dated December 9, 1998, the EPA made demand for cleanup costs on 23 of the PRP's, including us, who had not previously settled with the EPA. Since that time we, together with other PRPs, have been negotiating the settlement of our respective potential liability for environmental conditions at this site with the U.S. Department of Justice. Given the number of PRP's at this site and the current satisfactory progress of these negotiations, we do not believe that any liability for this site would have a material adverse affect on our financial condition. A tentative settlement has been reached with the U.S. Department of Justice regarding our potential liability at this site. The amount of this tentative settlement is immaterial to our financial statements and was not accrued at December 31, 2000. However, the settlement has not been formally approved by all parties, and we cannot assure you that a settlement will be formally approved.

     Since November 26, 1993, new levels of lease and area-wide bonds have been required of lessees taking certain actions with regard to OCS leases. Operators in the OCS waters of the Gulf of Mexico were required to increase their area-wide bonds and individual lease bonds to $3 million and $1 million, respectively, unless the MMS allowed exemptions or reduced amounts. We currently have two area-wide right-of-way bonds for $0.3 million each and two area-wide lessee's and operator's bonds for $3 million each issued in favor of the MMS by Stone and Basin for our existing offshore properties. The MMS also has discretionary authority to require supplemental bonding in addition to the foregoing required bonding amounts, but this authority is exercised on a case-by-case basis at the time of filing an assignment of record title interest for MMS approval. Based upon certain financial parameters, Stone has been granted exempt status by the MMS, which exempts it from supplemental bonding requirements. Currently, supplemental bonds totaling $0.6 million are filed with the MMS on behalf of Basin's prior obligations. Based on Stone's financial position, we have requested the release of all Basin bonds filed with the MMS. We cannot assure you that this request will be approved. Under certain circumstances, the MMS may require any of our operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect our financial condition and operations.

     OPA imposes ongoing requirements on a responsible party, including the preparation of oil spill response plans and proof of financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Under OPA and a MMS final rule adopted in August 1998, responsible parties of covered offshore facilities that have a worst case oil spill potential of more than 1,000 barrels must demonstrate financial responsibility in amounts ranging from at least $10 million in specified state waters to at least $35 million in OCS waters, with higher amounts of up to $150 million in certain limited circumstances where the MMS believes such a level is justified by the risks posed by the operations or if the worst case oil-spill discharge volume possible at the facility may exceed the applicable threshold volumes specified under the MMS's final rule. We do not anticipate that we will experience any difficulty in continuing to satisfy the MMS's requirements for demonstrating financial responsibility under the current OPA and MMS's August 1998 final rule.

     We operate under numerous state and federal laws enacted for the protection of the environment. In the ordinary course of business, we conduct an ongoing review of the effects of these various environmental laws on our business and operations. The estimated cost of continued compliance with current environmental laws, based upon the information currently available, is not material to our results of operations or financial position. It is impossible to determine whether and to what extent our future performance may be affected by environmental laws; however, we believe that such laws will not have a material adverse effect on our results of operations or financial position.

     We are named as a defendant in certain lawsuits and are a party to certain regulatory proceedings arising in the ordinary course of business. We do not expect these matters, individually or in the aggregate, to have a material adverse effect on our financial condition.

FORWARD-LOOKING STATEMENTS

     This Form 8-K contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", "predict" and other similar expressions are intended to identify forward-looking statements. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations, including the plans, beliefs and expectations of our officers and directors with respect to, among other things:

  o  earnings growth;

  o  budgeted capital expenditures;

  o  increases in oil and gas production;

  o  future project dates;

  o  our outlook on oil and gas prices;

  o  estimates of our proved oil and gas reserves;

  o  our future financial condition or results of operations; and

  o  our business strategy and other plans and objectives for future operations.

     When considering any forward-looking statement, you should keep in mind the risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Furthermore, the assumptions that support our forward-looking statements are based upon information that is currently available and is subject to change. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

     All forward-looking statements attributable to Stone Energy Corporation are expressly qualified in their entirety by this cautionary statement.

ACCOUNTING MATTERS

     BASIS OF PRESENTATION. The financial statements include our accounts and our proportionate interest in certain partnerships. These partnerships were dissolved on December 31, 1999. All intercompany balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

     In  accordance  with the  pooling-of-interests  method  of  accounting  for business combinations, all results were combined to give effect to the combination of Stone and Basin as if the merger occurred at the beginning of the first period presented. Prior to the merger, Basin accounted for depreciation, depletion and amortization (DD&A) of oil and gas properties using the units of production method. In connection with the restatement of our financial statements on a pooling-of-interests basis, Basin's historical provision for DD&A was restated to conform to the future gross revenue method used by Stone. This restatement included related adjustments to Basin's historical reduction in carrying value of oil and gas properties recorded at the end of 1998 and their historical provision for income taxes. All periods presented reflect the effects of these adjustments.

     In addition to the DD&A adjustment, we reclassified certain amounts in Basin's historical financial statements to conform to Stone's presentation. These combined results should be used for information purposes only as they are not necessarily indicative of the results that would have occurred if the merger had been completed at the beginning of the earliest period presented.

     FULL COST METHOD. We use the full cost method of accounting for our oil and gas properties. Under this method, all acquisition and development costs, including certain related employee and general and administrative costs (less any reimbursements for such costs) and interest incurred for the purpose of acquiring and finding oil and gas are capitalized. We amortize our investment in oil and gas properties using the future gross revenue method.

     DEFERRED INCOME TAXES. Deferred income taxes have been determined in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As of December 31, 2000, we had a net deferred tax liability of $68.9 million which was calculated based on our assumption that it is more likely than not that we will have sufficient taxable income in future years to utilize certain tax attribute carryforwards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

     COMMODITY PRICE RISK

     Our revenues, profitability and future rate of growth depend substantially upon the market prices of oil and natural gas, which fluctuate widely. Oil and gas price declines and volatility could adversely affect our revenues, cash flows and profitability. In order to manage our exposure to oil and gas price declines, we occasionally enter into oil and gas price hedging arrangements to secure a price for a portion of our expected future production. We do not enter into hedging transactions for trading purposes. While intended to reduce the effects of volatile oil and gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if oil and gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     o    our production is less than expected;

     o    there is a widening of price differentials between delivery points for
          our   production   and  the  delivery   point  assumed  in  the  hedge
          arrangement;

     o the counterparties to our hedging contracts fail to perform the contracts; or

     o    a sudden, unexpected event materially impacts oil or gas prices.

     Our hedging policy provides that not more than one-half of our production quantities can be hedged without the consent of the Board of Directors. Additionally, not more than 75% of our production quantities can be committed to hedging agreements regardless of the prices available.

     HEDGING. During 2000, we realized a net reduction in revenue from our hedging transactions of $47.9 million. Our contracts totaled 1,868 MBbls of oil and 29,303 BBtus of gas, which represented approximately 42% and 41%, respectively, of our oil and gas production for the year. The net reduction in revenue from hedging transactions for 1999 was $11.3 million. Our contracts totaled 2,094 MBbls of oil and 44,949 BBtus of gas, which represented approximately 48% and 69%, respectively, of our oil and gas production for that year.

     At December 31, 2000, our oil puts were reflected as assets at a historical cost of $5 million. Put contracts are purchased at a rate per unit of hedged production that fluctuates with the commodity futures market. The historical cost of the put contracts represents our maximum cash exposure. We are not obligated to make any further payments under the put contracts regardless of future commodity price fluctuations. Under put contracts, monthly payments are made to us if prices fall below the agreed upon floor price, while allowing us to fully participate in commodity prices above that floor.

     In addition to put contracts, we utilized fixed price swaps to hedge a portion of our future gas production. Fixed price swaps typically provide for monthly payments by us if NYMEX prices rise above the fixed swap price or to us if NYMEX prices fall below the fixed swap price.

     Since over 90% of our production has historically been derived from the Gulf Coast Basin, we believe that fluctuations in prices will closely match changes in the market prices we receive for our production. Oil contracts typically settle using the average of the daily closing prices for a calendar month. Natural gas contracts typically settle using the average closing prices for near month NYMEX futures contracts for the three days prior to the settlement date.

     The following table shows our hedging position as of February 23, 2001.

                                                                               Puts
                                   ----------------------------------------------------------------------------------------------
                                                       Gas                                              Oil
                                   --------------------------------------------     ---------------------------------------------
                                     Volume                            Cost           Volume                            Cost
                                    (BBtus)           Floor         (millions)        (Bbls)           Floor          (millions)
                                   -----------     -----------     ------------     -----------    -------------    -------------
        2001 (1).................    22,000           $3.50            $1.3          1,277,500         $25.00            $1.8

        2002.....................    21,900           $3.50            $5.2          1,277,500         $24.00            $3.2

(1)  The hedged  volumes  related to the 2001 gas put  contracts  are from April 2001 - December 2001.

                                                 Fixed Price Gas Swaps
                                         -------------------------------------
                                          Volume (BBtus)            Price
                                         ----------------     ----------------
        2001......................             7,300                $2.33

        2002......................             3,650                $2.15

        2003......................             3,650                $2.15

     ADOPTION OF SFAS NO. 133. Under SFAS No. 133, as amended, the nature of a derivative instrument must be evaluated to determine if it qualifies for hedge accounting treatment. Instruments qualifying for hedge accounting treatment are recorded as an asset or liability measured at fair value and subsequent changes in fair value are recognized in equity through other comprehensive income, net of related taxes, to the extent the hedge is effective. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

     At December 31, 2000, our oil put contracts were reflected as assets at a historical cost of $5 million and, in accordance with generally accepted accounting principles in effect at year-end 2000, our fixed price gas swap contracts were not recorded since they were costless. Our gas put contracts were purchased subsequent to year-end and therefore were not reflected in the December 31, 2000 balance sheet. At December 31, 2000, the fair values of our oil put contracts and fixed price gas swaps were $7.7 million and ($42.8) million, respectively.

     We adopted SFAS No. 133 effective January 1, 2001. Upon adoption of SFAS No. 133, as amended, the after-tax increase in fair value over historical cost of our oil put contracts of $1.7 million was a transition adjustment that was recorded as a gain in equity through other comprehensive income. In addition, the fair market value of the fixed price gas swaps was recorded as a liability and the corresponding after-tax loss of $27.8 million was recorded in equity through other comprehensive income. Our current hedge instruments are considered effective cash flow hedges and changes in fair value of the hedge instruments are reflected in other comprehensive income, net of related taxes.

     PROJECTED REVENUE. Based on current sales projections for the second half of 2001, a 10% decline in the prices we are projecting to receive for our crude oil and natural gas production would have an approximate $19 million impact on our revenue. This hypothetical impact of the decline in oil and gas prices is net of the incremental increase in revenue that we would realize, upon a decline in prices, from the oil and gas hedging contracts in place.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of cash and cash equivalents, net accounts receivable, accounts payable and the debt under Basin's revolving credit facility approximated book value at December 31, 2000. At December 31, 2000, the fair value of the 8-3/4% Notes totaled $102 million and the fair values of our oil put contracts and fixed price gas swaps were $7.7 million and ($42.8) million, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Stockholders of
Stone Energy Corporation:


We have audited the accompanying consolidated balance sheets of Stone Energy Corporation (a Delaware corporation) as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone Energy Corporation as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                  ARTHUR ANDERSEN LLP

New Orleans, Louisiana
February 23, 2001

                            STONE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEET
             (Dollar amounts in thousands, except per share amounts)


                                                                                              December 31,
                                                                                     -------------------------------
                                      ASSETS                                             2000               1999
                                      ------                                         ------------      -------------
Current assets:
    Cash and cash equivalents...................................................         $78,557            $17,651
    Marketable securities, at market............................................             300             34,906
    Accounts receivable.........................................................          95,722             50,061
    Other current assets........................................................           2,916              5,036
    Investment in put contracts.................................................           1,847               -
                                                                                     ------------      -------------
      Total current assets......................................................         179,342            107,654

Oil and gas properties--full cost method of accounting:
    Proved, net of accumulated depreciation, depletion and
      amortization of $620,510 and $511,279, respectively.......................         691,883            543,912
    Unevaluated.................................................................          55,691             43,749
Building and land, net of accumulated depreciation of $465 and
      $355, respectively........................................................           4,914              3,864
Fixed assets, net of accumulated depreciation of $8,059 and $6,756,
      respectively..............................................................           4,441              4,204
Other assets, net of accumulated depreciation and amortization
      of $1,499 and $1,157, respectively........................................           4,681              3,575
Investment in put contracts.....................................................           3,152               -
                                                                                    ------------      -------------
      Total assets..............................................................        $944,104           $706,958
                                                                                    ============      =============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------

Current liabilities:
    Accounts payable to vendors.................................................         $83,423            $67,550
    Undistributed oil and gas proceeds..........................................          32,858             16,793
    Other accrued liabilities...................................................           9,996             10,802
                                                                                     ------------      -------------
      Total current liabilities.................................................         126,277             95,145

Long-term debt..................................................................         148,000            134,000
Production payments.............................................................          10,906             17,284
Deferred tax liability..........................................................          68,926              4,941
Other long-term liabilities.....................................................           2,418              2,718
                                                                                     ------------      -------------
      Total liabilities.........................................................         356,527            254,088
                                                                                     ------------      -------------

Common stock, $.01 par value; authorized 100,000,000 shares;
    issued and outstanding 25,981,000 and 25,672,000 shares, respectively.......             260                257
Additional paid-in capital......................................................         440,729            432,482
Retained earnings...............................................................         146,588             20,131
                                                                                     ------------      -------------
      Total stockholders' equity................................................         587,577            452,870
                                                                                     ------------      -------------
      Total liabilities and stockholders' equity................................        $944,104           $706,958
                                                                                     ============      =============

       The accompanying notes are an integral part of this balance sheet.

                            STONE ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (Amounts in thousands, except per share amounts)



                                                                                      Year Ended December 31,
                                                                    -----------------------------------------------------------
                                                                           2000                1999                 1998
                                                                    -----------------    -----------------    -----------------

Revenues:
    Oil and gas production........................................          $381,938             $218,415            $163,217
    Other revenue.................................................             4,228                2,349               2,102
                                                                    -----------------    -----------------    -----------------
      Total revenues..............................................           386,166              220,764             165,319
                                                                    -----------------    -----------------    -----------------

Expenses:
    Normal lease operating expenses...............................            41,474               33,372              26,318
    Major maintenance expenses....................................             6,538                1,115               1,278
    Production taxes..............................................             7,607                2,933               2,853
    Depreciation, depletion and amortization......................           110,859              101,105              98,457
    Write-down of oil and gas properties..........................                 -                   -              114,341
    Interest......................................................             9,395               15,186              15,017
    Merger expenses...............................................             1,297                   -                 -
    Salaries, general and administrative costs....................            12,217                9,532               8,184
    Incentive compensation plan...................................             1,722                1,510                 763
    Stock compensation, net.......................................               508                1,232                 452
                                                                    -----------------    -----------------    -----------------
      Total expenses..............................................           191,617              165,985             267,663
                                                                    -----------------    -----------------    -----------------
 Net income (loss) before income taxes ...........................           194,549               54,779            (102,344)
                                                                    -----------------    -----------------    -----------------

Income tax provision (benefit):
    Current.......................................................               450                   25                  23
    Deferred......................................................            67,642               17,688             (35,843)
                                                                    -----------------    -----------------    -----------------
      Total income taxes..........................................            68,092               17,713             (35,820)
                                                                    -----------------    -----------------    -----------------
Net income (loss).................................................          $126,457              $37,066            ($66,524)
                                                                    =================    =================    =================
Earnings (loss) per common share:
    Basic earnings (loss) per share...............................             $4.90                $1.61              ($3.23)
                                                                    =================    =================    =================
    Diluted earnings (loss) per share ............................             $4.80                $1.58              ($3.23)
                                                                    =================    =================    =================
    Average shares outstanding....................................            25,804               22,954              20,574
                                                                    =================    =================    =================
    Average shares outstanding assuming dilution..................            26,335               23,416              20,574
                                                                    =================    =================    =================

          The accompanying notes are an integral part of this statement.



                                                STONE ENERGY CORPORATION
                                          CONSOLIDATED STATEMENT OF CASH FLOWS
                                              (Dollar amounts in thousands)


                                                                                        Year Ended December 31,
                                                                         -------------------------------------------------------
                                                                              2000                1999                 1998
                                                                         ---------------    ----------------     ---------------

Cash flows from operating activities:
    Net income (loss)...............................................         $126,457           $37,066             ($66,524)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
         Depreciation, depletion and amortization...................          110,859           101,105               98,457
         Deferred income tax provision (benefit)....................           67,642            17,688              (35,843)
         Non-cash effect of production payments.....................           (5,784)           (2,981)                -
         Write-down of oil and gas properties.......................             -                 -                 114,341
         Other non-cash expenses....................................              923             1,274                  438
                                                                         ---------------    ----------------     ---------------
                                                                              300,097           154,152              110,869
         (Increase) decrease in marketable securities...............           34,606           (18,053)               3,088
         Increase in accounts receivable............................          (45,661)          (13,223)              (5,759)
         (Increase) decrease in other current assets................            2,040            (1,663)                 956
         Increase in other accrued liabilities......................           15,258             6,285                3,909
         Investment in put contracts................................           (4,999)             -                    -
         Other......................................................              741            (4,488)               4,951
                                                                         ---------------    ----------------     ---------------
Net cash provided by operating activities...........................          302,082           123,010              118,014
                                                                         ---------------    ----------------     ---------------
Cash flows from investing activities:
    Investment in oil and gas properties............................         (259,074)         (165,664)            (265,766)
    Sale of unevaluated properties..................................            4,302            10,630                 -
    Sale of reserves................................................             -                   -                     9
    Building additions and renovations..............................           (1,160)             (405)                (110)
    (Increase) decrease in other assets.............................           (2,705)           (3,128)                 185
                                                                         ---------------    ----------------     ---------------
Net cash used in investing activities...............................         (258,637)         (158,567)            (265,682)
                                                                         ---------------    ----------------     ---------------

Cash flows from financing activities:
    Proceeds from borrowings........................................           59,500            67,500              174,245
    Repayment of debt...............................................          (45,500)         (223,782)             (27,274)
    Deferred financing costs........................................             (200)             (538)                (160)
    Proceeds from common stock offerings............................             -              198,242                 -
    Expenses from common stock offerings............................             -                 (844)                -
    Proceeds from exercise of stock options.........................            4,404             2,048                  954
    Purchase of treasury stock......................................             (743)             (299)                 (51)
                                                                         ---------------    ----------------     ---------------
Net cash provided by financing activities...........................           17,461            42,327              147,714
                                                                         ---------------    ----------------     ---------------

Net increase in cash and cash equivalents...........................           60,906             6,770                   46
Cash and cash equivalents beginning of year.........................           17,651            10,881               10,835
                                                                         ---------------    ----------------     ---------------
Cash and cash equivalents end of year...............................          $78,557           $17,651              $10,881
                                                                         ===============    ================     ===============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
        Interest (net of amount capitalized)........................           $8,793           $15,648              $14,438
        Income taxes................................................              450                25                   23


         The accompanying notes are an integral part of this statement.

                            STONE ENERGY CORPORATION
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          (Dollar amounts in thousands)



                                                                             Additional                                 Retained
                                                            Common             Paid-In             Treasury             Earnings
                                                            Stock              Capital              Stock               (Deficit)
                                                        ---------------    ----------------     ---------------     ---------------

Balance, December 31, 1997............................         $205            $229,593           ($1,412)              $49,589

  Net loss............................................           -                 -                 -                  (66,524)

  Exercise of stock options...........................            2                 952              -                     -

  Exercise of warrants for common stock...............           -                1,108            (1,108)                 -

  Purchase of treasury stock..........................           -                 -                  (51)                 -

  Issuance and vesting of restricted stock............           -                  777              -                     -
                                                        ---------------    ----------------     ---------------     ---------------
Balance, December 31, 1998............................          207             232,430            (2,571)              (16,935)

  Net income .........................................           -                 -                 -                   37,066

  Sale of common stock................................           49             198,193              -                     -

  Expenses from common stock offerings................           -                 (844)             -                     -

  Exercise of stock options...........................            1               2,047              -                     -

  Stock compensation plans............................           -                  370              -                     -

  Tax benefit from stock option exercises.............           -                1,467              -                     -

  Exercise of warrants for common stock...............           -                1,716            (1,716)                 -

  Purchase of treasury stock..........................           -                 -                 (669)                 -

  Issuance and vesting of restricted stock............            1               2,058               -                    -

  Retirement of treasury stock........................           (1)             (4,955)            4,956                  -
                                                        ---------------    ----------------     ---------------     ---------------
Balance, December 31, 1999............................          257             432,482              -                   20,131

  Net income..........................................           -                -                  -                  126,457

  Exercise of stock options...........................            3               4,401              -                     -

  Stock compensation plans............................            1               2,442              -                     -

  Tax benefit from stock option exercises.............           -                3,657              -                     -

  Purchase of treasury stock..........................           -                 -               (3,185)                 -

  Issuance and vesting of restricted stock............           -                  931              -                     -

  Retirement of treasury stock........................           (1)             (3,184)            3,185                  -
                                                        ---------------    ----------------     ---------------     ---------------
Balance, December 31, 2000............................         $260            $440,729              -                 $146,588
                                                        ===============    ================     ===============     ===============

         The accompanying notes are an integral part of this statement.

                            STONE ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Dollar amounts in thousands, except per share and price amounts)


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Stone Energy  Corporation is an independent  oil and gas company engaged in
the  acquisition,   exploration,  development  and  operation  of  oil  and  gas properties in the Gulf Coast Basin and Rocky Mountains.

     Our business strategy is to increase production, cash flow and reserves through the acquisition and development of mature properties. Currently, our property base consists of 84 producing properties, 52 in the Gulf Coast Basin and 32 in the Rocky Mountains, and 41 primary term leases. We serve as operator on 56 of our producing properties, which enables us to better control the timing and cost of rejuvenation activities. We believe that there will continue to be opportunities to acquire properties in the Gulf Coast Basin due to the increased focus by major and large independent companies on projects away from the onshore and shallow water shelf regions of the Gulf of Mexico.

     We are headquartered in Lafayette, Louisiana, with additional offices in New Orleans, Houston and Denver.

     A summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements is set forth below:

    MERGER WITH BASIN EXPLORATION:

     On February 1, 2001, the stockholders of Stone Energy Corporation and Basin Exploration, Inc. voted in favor of, and thereby consummated, the combination of the two companies in a tax-free, stock-for-stock transaction accounted for under the pooling-of-interests method. In connection with the approval of the merger, stockholders of Stone Energy also approved a proposal to increase the authorized shares of Stone common stock from 25,000,000 to 100,000,000 shares. Under the merger agreement, Basin stockholders received 0.3974 of a share of Stone common stock for each share of Basin common stock they owned. Stone issued 7,436,652 shares of common stock, which, based upon Stone's closing price of $53.70 on February 1, 2001, resulted in total equity value related to the transaction of approximately $400,000. In addition, Stone assumed, and subsequently retired with cash on hand, $48,000 of Basin bank debt. The expenses incurred in relation to the merger of $25,631 were recorded as a non-recurring item in 2001.

    BASIS OF PRESENTATION:

     In accordance with the pooling-of-interests method of accounting for business combinations, the financial position and results of operations were combined to give effect to the combination of Stone and Basin as if the merger occurred at the beginning of the first period presented. Prior to the merger, Basin accounted for depreciation, depletion and amortization (DD&A) of oil and gas properties using the units of production method. In connection with the restatement of our financial statements on a pooling-of-interests basis, Basin's historical provision for DD&A was restated to conform to the future gross revenue method used by Stone. This restatement included related adjustments to Basin's historical reduction in carrying value of oil and gas properties recorded at the end of 1998 and their historical provision for income taxes. All periods presented reflect the effects of these adjustments.

     We reclassified certain amounts in Basin's historical financial statements to conform to Stone's presentation.

     The financial statements include our accounts and our proportionate interest in certain partnerships. These partnerships were dissolved on December 31, 1999. All intercompany balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

    USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used primarily when accounting for depreciation, depletion and amortization, unevaluated property costs, estimated future net cash flows, taxes and contingencies.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The fair value of cash and cash equivalents, net accounts receivable, accounts payable and the debt under Basin's revolving credit facility approximated book value at December 31, 2000. At December 31, 2000, the fair value of the 8-3/4% Senior Subordinated Notes totaled $102,000 and the fair values of our oil put contracts and fixed price gas swaps were $7,669 and ($42,846), respectively.

    CASH AND CASH EQUIVALENTS:

     We consider all highly liquid investments in overnight securities through our commercial bank accounts, which result in available funds on the next business day, to be cash and cash equivalents.

    OIL AND GAS PROPERTIES:

     We follow the full cost method of accounting for oil and gas properties. Under this method, all acquisition, exploration and development costs, including certain related employee and general and administrative costs (less any reimbursements for such costs) and interest incurred for the purpose of finding oil and gas are capitalized. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals and other costs related to such activities. Employee, general and administrative costs that are capitalized include salaries and all related fringe benefits paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties, as well as all other directly identifiable general and administrative costs associated with such activities, such as rentals, utilities and insurance. Fees received from managed partnerships for providing such services are accounted for as a reduction of capitalized costs. Employee, general and administrative costs associated with production operations and general corporate activities are expensed in the period incurred.

     As required by the Securities and Exchange Commission, under the full cost method of accounting we are required to periodically compare the present value of estimated future net cash flows from proved reserves (based on period-end commodity prices) to the net capitalized costs of proved oil and gas properties. If the net capitalized costs of proved oil and gas properties exceed the estimated discounted future net cash flows from proved reserves, we are required to write-down the value of our oil and gas properties to the value of the discounted cash flows. Due to the impact of low year-end commodity prices on December 31, 1998 proved reserve values, we recorded a $114,341 reduction in the carrying value of our oil and gas properties at December 31, 1998.

     Our investment in oil and gas properties is amortized using the future gross revenue method, a unit of production method, whereby the annual provision for depreciation, depletion and amortization is computed by dividing revenue earned during the period by future gross revenues at the beginning of the period, and applying the resulting rate to the cost of oil and gas properties, including estimated future development, restoration, dismantlement and abandonment costs. Transactions involving sales of unevaluated properties are recorded as adjustments to oil and gas properties and sales of reserves in place, unless extraordinarily large portions of reserves are involved, are recorded as adjustments to accumulated depreciation, depletion and amortization.

     Oil and gas properties included $55,691 and $43,749 of unevaluated property and related costs that were not being amortized at December 31, 2000 and 1999, respectively. These costs were associated with the acquisition and evaluation of unproved properties and major development projects expected to entail significant costs to ascertain quantities of proved reserves. We believe that a majority of unevaluated properties at December 31, 2000 will be evaluated within one to 24 months. The excluded costs and related reserve volumes will be included in the amortization base as the properties are evaluated and proved reserves are established or impairment is determined. Interest capitalized on unevaluated properties during the years ended December 31, 2000 and 1999 was $4,027 and $2,299, respectively.

    BUILDING AND LAND:

     Building and land are recorded at cost. Our Lafayette office building is being depreciated on the straight-line method over its estimated useful life of 39 years.

    FIXED ASSETS:

     Fixed assets at December 31, 2000 and 1999 included approximately $2,764 and $2,625, respectively, of computer hardware and software costs, net of accumulated depreciation. These costs are being depreciated on the straight-line method over an estimated useful life of 5 years.

    OTHER ASSETS:

     Other assets at December 31, 2000 and 1999 included approximately $2,637 and $2,910, respectively, of deferred financing costs, net of accumulated amortization, related to the sale of the 8-3/4% Notes (see Note 7). These costs are being amortized over the life of the notes using the effective interest method. Other assets at December 31, 2000 also included approximately $840 of deferred expenses related to the Basin merger, which were recorded in the statement of operations as a non-recurring item in the first quarter of 2001.

    EARNINGS PER COMMON SHARE:

     Basic net income per share of common stock was calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year. Diluted net income per share of common stock was calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year plus the weighted-average number of dilutive stock options granted to outside directors, officers and employees. There were approximately 531,000 and 462,000 weighted-average dilutive shares for the years ending December 31, 2000 and December 31, 1999, respectively, and there were no dilutive shares during 1998.

     Options that were considered antidilutive because the exercise price of the stock exceeded the average price for the applicable period totaled approximately 279,000 shares and 71,000 shares during 2000 and 1999, respectively. All options were considered antidilutive in 1998 due to the net loss incurred in that year.

    GAS PRODUCTION REVENUE:

     We record as revenue only that portion of gas production sold and allocable to our ownership interest in the related well. Any gas production proceeds received in excess of our ownership interest are reflected as a liability in the accompanying balance sheet.

     Revenue relating to net undelivered gas production to which we are entitled but for which we have not received payment are not recorded in the financial statements until such amounts are received. These amounts at December 31, 2000, 1999 and 1998 were immaterial.

    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

     From time to time, we utilize hedging activities to reduce the effect of commodity price volatility. Upon settlement, these transactions are accounted for as increases or decreases in revenue from oil and gas production in the financial statements (See Note 9).

     INCOME TAXES:

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and gas properties for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures related to evaluated projects are capitalized and depreciated, depleted and amortized on the future gross revenue method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we follow certain provisions of the Internal Revenue Code that allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion, different reporting methods for sales of oil and gas reserves in place, and different reporting methods used in the capitalization of employee, general and administrative and interest expenses.

     NEW ACCOUNTING STANDARDS:

     Under SFAS No. 133, as amended, the nature of a derivative instrument must be evaluated to determine if it qualifies for hedge accounting treatment. Instruments qualifying for hedge accounting treatment are recorded as an asset or liability measured at fair value and subsequent changes in fair value are recognized in equity through other comprehensive income, net of related taxes, to the extent the hedge is effective. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

     At December 31, 2000, our oil put contracts were reflected as assets at a historical cost of $4,999 and, in accordance with generally accepted accounting principles in effect at year-end 2000, our fixed price gas swap contracts were not recorded since they were costless. Our gas put contracts were purchased subsequent to year-end and therefore were not reflected in the December 31, 2000 balance sheet. At December 31, 2000, the fair values of our oil put contracts and fixed price gas swaps were $7,669 and ($42,846), respectively.

     We adopted SFAS No. 133 effective January 1, 2001. Upon adoption of SFAS No. 133, as amended, the after-tax increase in fair value over historical cost of our oil put contracts of $1,735 was a transition adjustment that was recorded as a gain in equity through other comprehensive income. In addition, the fair market value of the fixed price gas swaps was recorded as a liability and the corresponding after-tax loss of $27,850 was recorded in equity through other comprehensive income. Our current hedge instruments are considered effective cash flow hedges and changes in fair value of the hedge instruments are reflected in other comprehensive income, net of related taxes.

NOTE 2 -- ACCOUNTS RECEIVABLE:

     In our capacity as operator for our co-venturers, we incur drilling and other costs that we bill to the respective parties based on their working interests. We also receive payments for these billings and, in some cases, for billings in advance of incurring costs. Our accounts receivable are comprised of the following amounts:

                                                      December 31,
                                           ---------------------------------
                                                2000               1999
                                           --------------     --------------
Accounts Receivable:
    Other co-venturers..............          $12,697             $7,733
    Trade...........................           75,670             32,857
    Officers and employees..........               22                 64
    Unbilled accounts receivable....            7,333              9,407
                                           --------------     --------------
                                              $95,722            $50,061
                                           ==============     ==============
NOTE 3 -- CONCENTRATIONS:

SALES TO MAJOR CUSTOMERS

     Our production is sold on month-to-month contracts at prevailing prices. The following table identifies customers from whom we derived 10% or more of our total oil and gas revenue during each of the twelve-month periods ended:

                                                      December 31,
                                        ----------------------------------------
                                           2000           1999           1998
                                        ----------     ----------     ----------
   Adams Resources Energy, Inc.......      (a)             10%           (a)
   Columbia Energy Services..........      (a)             16%           (a)
   Conoco, Incorporated .............      (a)             (a)           17%
   Duke Energy Corporation ..........      11%             (a)           (a)
   Dynegy, Incorporated .............      (a)             11%           11%
   El Paso Merchant Energy, LP.......      13%             (a)           (a)
   Enron North America Corporation...      10%             (a)           (a)
   Northridge Energy Marketing.......      (a)             12%           (a)

    (a)  less than 10 percent.

     Since alternative purchasers of oil and gas are readily available, we believe that the loss of any of these purchasers would not result in a material adverse effect on our ability to market future oil and gas production.

PRODUCTION VOLUMES

     Production from South Pelto Block 23 and Eugene Island Block 243 accounted for approximately 18% and 16%, respectively, of our total oil and gas production volumes during 2000.

NOTE 4 -- INVESTMENT IN OIL AND GAS PROPERTIES:

     The following table discloses certain financial data relative to our oil and gas producing activities, which are located onshore and offshore the continental United States:

                                                                                      Year Ended December 31,
                                                                       -------------------------------------------------------
                                                                            2000                1999                 1998
                                                                       ---------------     ---------------     ---------------
Oil and gas properties--
    Balance, beginning of year.....................................      $1,098,940           $904,456             $639,082
    Costs incurred during year:
      Capitalized--
        Acquisition costs, net of sales of unevaluated properties (1)        15,086             27,316               42,933
        Exploratory drilling.......................................         138,420             66,848              135,175
        Development drilling.......................................          98,004             86,218               77,560
        Employee, general and administrative costs and interest....          19,234             15,440               10,965
        Less: overhead reimbursements..............................          (1,600)            (1,338)              (1,259)
                                                                       ---------------     ---------------     ---------------
        Total costs incurred during year...........................         269,144            194,484              265,374
                                                                       ---------------     ---------------     ---------------
    Balance, end of year...........................................      $1,368,084         $1,098,940             $904,456
                                                                       ===============     ===============     ===============

       Charged to expense--
        Operating costs:
        Normal lease operating expenses............................         $41,474            $33,372              $26,318
        Major maintenance expenses.................................           6,538              1,115                1,278
                                                                       ---------------     ---------------     ---------------
        Total operating costs......................................          48,012             34,487               27,596
        Production taxes...........................................           7,607              2,933                2,853
                                                                       ---------------     ---------------     ---------------
                                                                            $55,619            $37,420              $30,449
                                                                       ===============     ===============     ===============
    Unevaluated oil and gas properties--
       Costs incurred during year:
        Acquisition costs..........................................         $22,760            $22,381              $32,858
        Exploration costs..........................................           6,229                806                  610
                                                                       ---------------     ---------------     ---------------
                                                                            $28,989            $23,187              $33,468
                                                                       ===============     ===============     ===============
Accumulated depreciation, depletion
    and amortization--
        Balance, beginning of year.................................       ($511,279)         ($412,107)           ($201,250)
        Provision for depreciation, depletion and amortization.....        (109,231)           (99,172)             (96,507)
        Write-down of oil and gas properties.......................            -                  -                (114,341)
        Sale of reserves...........................................            -                  -                      (9)
                                                                       ---------------     ---------------     ---------------
    Balance, end of year...........................................        (620,510)          (511,279)            (412,107)
                                                                       ===============     ===============     ===============
Net capitalized costs (proved and unevaluated).....................        $747,574           $587,661             $492,349
                                                                       ===============     ===============     ===============
DD&A per Mcfe......................................................           $1.10              $1.08                $1.33
                                                                       ===============     ===============     ===============

    (1) Costs incurred during 1999 included non-cash additions of $20,272 related to acquisitions made through production payments.

     At December 31, 2000 and 1999, unevaluated oil and gas properties of $55,691 and $43,749, respectively, were not subject to depletion. Of the $55,691 in unevaluated costs at December 31, 2000, $28,989 was incurred in 2000 and $26,702 was incurred in prior years. We believe that a majority of unevaluated properties will be evaluated within one to 24 months.

NOTE 5 -- INCOME TAXES:

     We follow the provisions of SFAS No. 109, "Accounting For Income Taxes," which provides for recognition of deferred taxes for deductible temporary timing differences, operating loss carryforwards, statutory depletion carryforwards and tax credit carryforwards net of a valuation allowance. An analysis of our deferred tax liability follows:

                                                     Year Ended December 31,
                                                  ----------------------------
                                                      2000            1999
                                                  ------------    ------------
  Net operating loss carryforward...............      $8,056        $10,983
  Statutory depletion carryforward..............       4,527          4,770
  Contribution carryforward.....................         112             80
  Capital loss carryforward.....................          43           -
  Alternative minimum tax credit carryforward...       1,142            698
  Temporary differences:
     Oil and gas properties-- full cost.........     (83,773)       (21,696)
     Other......................................         967            224
                                                  ------------    ------------
                                                    ($68,926)       ($4,941)
                                                  ============    ============

     For tax reporting purposes, operating loss carryforwards totaled $23,000 at December 31, 2000. If not utilized, such carryforwards would begin expiring in 2011 and would completely expire by the year 2020. In addition, we had $14,222 in statutory depletion deductions available for tax reporting purposes that may be carried forward indefinitely. Recognition of a deferred tax asset associated with these carryforwards is dependent upon our evaluation that it is more likely than not that the asset will ultimately be realized.

     During 1999, our provision for income taxes was net of a $1,460 reduction in deferred taxes related to estimates of tax basis that were resolved during 1999. In order to conform Stone and Basin's accounting methods, we recognized the $5,729 million tax benefit related to Basin's 1998 write-down of oil and gas properties by reversing the valuation allowance that Basin recorded in 1998. This resulted in additional deferred tax benefit for the year ended December 31, 1998 and deferred tax expense for the years ended December 31, 1999 and 2000. During 1999 and 2000, Basin had previously reduced its effective tax rate through the reversal of the valuation allowance recorded in 1998. Reconciliations between the statutory federal income tax expense rate and our effective income tax expense rate as a percentage of income before income taxes were as follows:

                                                Year Ended December 31,
                                               ------------------------
                                                2000     1999     1998
                                               ------   ------   ------
     Income tax expense (benefit) computed
         at the statutory federal
         income tax rate...................      35%      35%     (35%)
     Reduction in deferred taxes...........       -       (3%)      -
                                               ------   ------   ------
     Effective income tax rate.............      35%      32%     (35%)
                                               ======   ======   ======
NOTE 6-- PRODUCTION PAYMENTS:

     In June 1999, we acquired a 100% working interest in the Lafitte Field by executing an agreement that included a dollar-denominated production payment to be satisfied through the sale of production from the purchased property. At that time, we recorded a production payment of $4,600 representing the estimated discounted present value of production payments to be made. As provided for in a separate agreement, on September 23, 1999, Goodrich Petroleum Company, L.L.C. exercised its option to participate for a 49% working interest in the Lafitte Field resulting in a reduction of the production payment to $2,346 at September 30, 1999. At December 31, 2000, the production payment associated with this transaction totaled $1,943.

     In July 1999, we acquired an additional working interest in East Cameron Block 64 and a 100% working interest in West Cameron Block 176 in exchange for a volumetric production payment. This agreement requires that 7.3 MMcf of gas per day be delivered to the seller from South Pelto Block 23 until 8 Bcf of gas have been distributed. At the transaction date, we recorded a volumetric production payment of $17,926 representing the estimated discounted cash flows associated with the specific production volumes to be delivered. We amortize the volumetric production payment as specified deliveries of gas are made to the seller and recognize non-cash revenue in the form of gas production revenue. At December 31, 2000, the volumetric production payment was $8,963 and $5,975 had been recognized as gas revenue during 2000.

NOTE 7 -- LONG-TERM DEBT:

     Long-term debt consisted of the following at:

                                                               December 31,
                                                         -----------------------
                                                            2000          1999
                                                         ----------   ----------
        8-3/4% Senior Subordinated Notes due 2007......   $100,000     $100,000

        Basin Exploration revolving credit facility....     48,000       34,000
                                                         ----------   ----------
        Total long-term debt...........................   $148,000     $134,000
                                                         ==========   ==========

     At December 31, 2000 and 1999, long-term debt included of $100,000 8-3/4% Senior Subordinated Notes due 2007 and there were no minimum principal payments due for the next five years. At December 31, 2000, $2,601 had been accrued in connection with the March 2001 interest payment. The Notes were sold at a discount for an aggregate price of $99,283. There are no sinking fund requirements on the Notes and they are redeemable at our option, in whole or in part, at 104.375% of their principal amount beginning September 15, 2002, and thereafter at prices declining annually to 100% on and after September 15, 2005. The Notes provide for certain covenants which include, without limitation, restrictions on liens, indebtedness, asset sales, dividend payments and other restricted payments.

     At December 31, 2000, the borrowing base under Stone's credit facility had no outstanding borrowings and outstanding letters of credit totaling $7,522 had been issued pursuant to the facility. In February 2000, Stone's bank group increased its credit facility from $150,000 to $200,000 and extended the maturity date from July 30, 2001 to July 30, 2005. The borrowing base limitation is re-determined periodically and is based on a borrowing base amount established by the banks for our oil and gas properties. Our credit facility provides for certain covenants, including restrictions or requirements with respect to working capital, tangible net worth, disposition of properties, incurrence of additional debt, change of ownership and reporting responsibilities. These covenants may limit or prohibit us from paying cash dividends.

     At December 31, 2000, the borrowing base under Basin's credit facility was $90,000 with $48,000 of outstanding borrowings. Concurrent with closing the merger on February 1, 2001, all borrowings outstanding under Basin Exploration's revolving credit facility were repaid with cash on hand and the credit facility was terminated.

NOTE 8 -- TRANSACTIONS WITH RELATED PARTIES:

     James H. Stone and Joe R. Klutts, both directors of Stone Energy, collectively own 9% of the working interest in certain wells drilled on Section 19 on the east flank of Weeks Island Field. These interests were acquired at the same time that our predecessor company acquired its interests in Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues.

     Our interests in certain oil and gas properties are burdened by various net profit interests granted at the time of acquisition to certain of our officers and other employees. Such net profit interest owners do not receive any cash distributions until we have recovered all acquisition, development, financing and operating costs. We believe the estimated value of these interests at the time of acquisition is not material to our financial position or results of operations. Effective January 1, 2001, we acquired the net profit interests from our employees through a final settlement payment and discontinued this benefit program. Certain of our officers remain net profit interest owners.

     We received certain fees as a result of our function as managing partner of certain partnerships. These partnerships were dissolved on December 31, 1999. All participants in the partnerships, including four of our directors, James H. Stone, Joe R. Klutts, Raymond B. Gary and Robert A. Bernhard, received overriding royalty interests in the related properties in exchange for their partnership interests. For the years ended December 31, 1999 and 1998, management fees and overhead reimbursements from partnerships totaled $224 and $834, respectively, the majority of which was treated as a reduction of our investment in oil and gas properties.

     Until their dissolution, we collected and distributed production revenue as managing partner for the partnerships' interests in oil and gas properties.

     In June 2000, we purchased property, that adjoins our Lafayette office, from StoneWall Associates for an independently appraised value of approximately $540. Two of our directors, James H. Stone and Joe R. Klutts, are partners of StoneWall Associates.

     Laborde Marine Lifts, Inc., a company of which John P. Laborde, one of our directors and Audit Committee members, is Chairman, provided services to us during 2000. The value of these services was approximately $75.

     The law firm of Gordon, Arata, McCollam, Duplantis and Eagan, of which B.J. Duplantis, one of our directors and Audit Committee members, is a Senior Partner, provided legal services for us during 2000. The value of these services totaled approximately $9.

NOTE 9 -- HEDGING ACTIVITIES:

     We enter into hedging transactions to secure a price for a portion of future production that is acceptable at the time at which the transaction is entered. These futures contracts qualify as hedging activities. The primary objective of these activities is to reduce our exposure to the possibility of declining oil and gas prices during the term of the hedge. We do not enter into hedging transactions for trading purposes. Monthly settlements of these contracts are reflected in revenue from oil and gas production. Under generally accepted accounting principles in effect at year-end 2000, in order to consider these futures contracts as hedges, (i) we must designate the futures contract as a hedge of future production and (ii) the contract must be effective at reducing our exposure to the risk of changes in prices. Changes in the market value of futures contracts treated as hedges are not recognized in income until the hedged item is also recognized in income. If the above criteria are not met, we will record the market value of the contract at the end of each month and recognize a related increase or decrease in oil and gas revenue. Any proceeds received or paid related to terminated contracts or contracts that have been sold are amortized over the original contract period and reflected in revenue from oil and gas production.

     At December 31, 2000, our oil puts were reflected as assets at a historical cost of $4,999. Put contracts are purchased at a rate per unit of hedged production that fluctuates with the commodity futures market. The historical cost of the put contracts represents our maximum cash exposure. We are not obligated to make any further payments under the put contracts regardless of future commodity price fluctuations. Under put contracts, monthly payments are made to us if NYMEX prices fall below the agreed upon floor price, while allowing us to fully participate in commodity prices above that floor.

     In addition to put contracts, we utilized fixed price swaps to hedge a portion of our future gas production. Fixed price swaps typically provide for monthly payments by us if NYMEX prices rise above the fixed swap price or to us if NYMEX prices fall below the fixed swap price.

     Since over 90% of our production has historically been derived from the Gulf Coast Basin, we believe that fluctuations in NYMEX prices will closely match changes in the market prices we receive for our production. Oil contracts typically settle using the average of the daily closing prices for a calendar month. Natural gas contracts typically settle using the average closing prices for near month NYMEX futures contracts for the three days prior to the settlement date.

    The following table shows our hedging position as of February 23, 2001.

                                                                               Puts
                                   ----------------------------------------------------------------------------------------------
                                                       Gas                                              Oil
                                   --------------------------------------------     ---------------------------------------------
                                     Volume                                            Volume
                                    (BBtus)           Floor            Cost            (Bbls)          Floor            Cost
                                   -----------     -----------     ------------     -----------    -------------    -------------
        2001 (1).................    22,000           $3.50           $1,265          1,277,500         $25.00          $1,847

        2002.....................    21,900           $3.50           $5,201          1,277,500         $24.00          $3,152

(1)  The hedged  volumes  related to the 2001 gas put  contracts  are from April 2001 - December 2001.

                                                 Fixed Price Gas Swaps
                                         -------------------------------------
                                          Volume (BBtus)            Price
                                         ----------------     ----------------
        2001......................             7,300                $2.33

        2002......................             3,650                $2.15

        2003......................             3,650                $2.15

     For the years ended December 31, 2000, 1999 and 1998, we realized net increases (decreases) in oil and gas revenue related to hedging transactions of ($47,899), ($11,295) and $7,797, respectively.

NOTE 10 -- COMMON STOCK:

     In connection with the Basin merger, our stockholders approved a proposal on February 1, 2001 to amend our certificate of incorporation in order to increase the number of authorized shares of our common stock from 25,000,000 to 100,000,000.

     On July 28, 1999, Stone Energy completed an offering of 3,162,500 shares of its common stock at a price to the public of $43.75 per share. After payment of the underwriting discount and related expenses, Stone received net proceeds of $130,760.

     On June 23, 1999, Basin Exploration completed an offering of 4,312,500 shares (approximately 1,713,788 shares post merger) of its common stock at a price to the public of $16.50 per share (approximately $41.52 per share post merger). After payment of the underwriting discount and related expenses, Basin received net proceeds of $66,638.

     In connection with the acquisition of Sterling Energy Corporation in November 1994, Basin issued warrants to purchase 300,000 shares (approximately 119,220 shares post merger) of Basin common stock at an exercise price of $14.00 per share (approximately $35.23 per share post merger). These warrants became exercisable on October 13, 1994. During 1999 and 1998, 122,572 and 79,145 warrants (approximately 48,710 and 31,452 warrants post merger) were exercised, respectively. The remaining 49,760 warrants (approximately 19,775 warrants post merger) expired on December 31, 1999.

     During 1998, Stone Energy's Board of Directors authorized the adoption of a stockholder rights plan to protect and advance its interests and those of its stockholders in the event of a proposed takeover. The plan provides for the issuance of one right for each outstanding share of common stock. The rights will become exercisable only if a person or group acquires 15% or more of the combined outstanding voting stock or announces a tender or exchange offer that would result in ownership of 15% or more of the combined voting stock. The rights were issued on October 26, 1998 to Stone Energy stockholders of record on that date, and expire on September 30, 2008.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES:

     We lease office facilities in New Orleans, Louisiana, Denver, Colorado and at two locations in Houston, Texas under the terms of long-term, non-cancelable leases expiring on April 4, 2003, March 15, 2005 and December 31, 2004 and May 31, 2006, respectively. We also lease automobiles under the terms of non-cancelable leases expiring at various dates through 2003. The minimum net annual commitments under all leases, subleases and contracts noted above at December 31, 2000 were as follows:

            2001...............................      $1,165
            2002................................      1,269
            2003................................      1,248
            2004................................      1,268
            2005................................        508
            Thereafter..........................         98

     Payments related to our lease obligations for the years ended December 31, 2000, 1999 and 1998 were approximately $1,146, $859 and $1,228, respectively. We sublease office space to third parties, and for the years ended 2000, 1999 and 1998 we recorded related receipts of $181, $186 and $506, respectively.

     Until December 31, 1999, we were the managing general partner of eight partnerships and are contingently liable for any recourse debts and other liabilities that resulted from their operations until dissolution. We are not aware of the existence of any such liabilities that would have a material impact on future operations.

     In August 1989, we were advised by the EPA that it believed we were a potentially responsible party (a "PRP") for the cleanup of an oil field waste disposal facility located near Abbeville, Louisiana, which was included on CERCLA's National Priority List (the "Superfund List") by the EPA in March 1989. Although we did not dispose of wastes or salt water at this site, the EPA contends that transporters of salt water may have rinsed their trucks' tanks at this site. By letter dated December 9, 1998, the EPA made demand for cleanup costs on 23 of the PRP's, including us, who had not previously settled with the EPA. Since that time we, together with other PRPs, have been negotiating the settlement of our respective potential liability for environmental conditions at this site with the U.S. Department of Justice. Given the number of PRP's at this site and the current satisfactory progress of these negotiations, we do not believe that any liability for this site would have a material adverse affect on our financial condition. A tentative settlement has been reached with the U.S. Department of Justice regarding our potential liability at this site. The amount of this tentative settlement is immaterial to our financial statements. However, the settlement has not been formally approved by all parties, and we cannot assure you that a settlement will be formally approved.

     We are contingently liable to surety insurance companies in the aggregate amount of $19,346 relative to bonds issued on behalf of Stone and Basin to the MMS, federal and state agencies and certain third parties from which we purchased oil and gas working interests. The bonds represent guarantees by the surety insurance companies that we will operate in accordance with applicable rules and regulations and perform certain plugging and abandonment obligations as specified by applicable working interest purchase and sale agreements.

     We are also named as a defendant in certain lawsuits and are a party to certain regulatory proceedings arising in the ordinary course of business. We do not expect these matters, individually or in the aggregate, to have a material adverse effect on our financial condition.

     OPA imposes ongoing requirements on a responsible party, including the preparation of oil spill response plans and proof of financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. Under OPA and the MMS's August 1998 final rule, responsible parties of offshore facilities must provide financial assurance in the amount of $35,000 to cover potential OPA liabilities. This amount can be increased up to $150,000 if a formal risk assessment indicates that an amount higher than $35,000 should be required. We do not anticipate that we will experience any difficulty in continuing to satisfy the MMS's requirements for demonstrating financial responsibility under the current OPA and MMS's August 1998 final rule.

NOTE 12 -- EMPLOYEE BENEFIT PLANS:

     We have entered into deferred compensation and disability agreements with certain of our employees whereby we have purchased split-dollar life insurance policies to provide certain retirement and death benefits for our employees and death benefits payable to us. The aggregate death benefit of the policies was $3,204 at December 31, 2000, of which $1,975 was payable to employees or their beneficiaries and $1,229 was payable to us. Total cash surrender value of the policies, net of related surrender charges at December 31, 2000, was approximately $1,021. Additionally, the benefits under the deferred compensation agreements vest after certain periods of employment, and at December 31, 2000, the liability for such vested benefits was approximately $847. The difference between the actuarial determined liability for retirement benefits or the vested amounts, where applicable, and the net cash surrender value has been recorded as an other long-term asset.

     We have adopted a series of incentive compensation plans designed to align the interests of our directors and employees with those of our stockholders. The following is a brief description of each of the plans:

     i. The Annual Incentive Compensation Program provides for an annual cash incentive bonus that ties incentives to the annual return on our common stock, to a comparison of the price performance of our common stock to the average quarterly returns on the shares of stock of a peer group of companies with which we compete and to the growth in our net earnings, net cash flows and net asset value. Incentive bonuses are awarded to participants based upon individual performance factors.

     ii. The Nonemployee Directors' Stock Option Plan provides for the issuance of up to 275,000 shares of common stock upon the exercise of such options granted pursuant to this plan. Generally, options outstanding under the Nonemployee Directors' Stock Option Plan: (a) are granted at prices that equate to the fair market value of the common stock on date of grant, (b) vest ratably over a three year service vesting period, and (c) expire five years subsequent to award.

     iii. The 2000 Amended and Restated Stock Option Plan provides for 2,500,000 shares of common stock to be reserved for issuance pursuant to this plan. Under this plan, we may grant both incentive stock options qualifying under Section 422 of the Internal Revenue Code and options that are not qualified as incentive stock options to all employees. All such options: (a) must have an exercise price of not less than the fair market value of the common stock on the date of grant, (b) vest ratably over a five year service vesting period, and (c) expire ten years subsequent to award.

     iv. The Stone Energy 401(k) Profit Sharing Plan provides eligible employees with the option to defer receipt of a portion of their compensation and we may, at our discretion, match a portion or all of the employee's deferral. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the directions of each employee. An employee is 20% vested in matching contributions (if any) for each year of service and is fully vested upon five years of service. For the years ended December 31, 2000, 1999 and 1998, Stone contributed $445, $313 and $270, respectively, to the plan.

     The following Basin benefit plans were in effect during the periods presented but were terminated upon consummation of the merger on February 1, 2001. The following share amounts do not reflect the conversion factor of .3974 of a share of Stone common stock for each share of Basin common stock:

     i. Basin Exploration had a 401(k) profit sharing plan. All Basin employees who joined Stone were eligible to participate in Stone's 401(k) plan based on years of service with Basin. During 2000, 1999 and 1998, Basin contributed $383, $241 and $208, respectively, to the Basin 401(k) profit sharing plan.

     ii. Under the Equity Incentive Plan, Basin's officers, key employees, consultants and directors were eligible to receive incentive stock options, non-qualified stock options, restricted stock and performance shares. At December 31, 2000, approximately 1,599,000 shares were available for grant under the plan. Of this total, an aggregate of 1,283,000 shares of Basin common stock were subject to prior issuances under such plan, including 182,000 non-vested shares of restricted stock and performance shares and 1,100,000 outstanding stock options.

          Basin granted 19,000 and 59,000 shares of restricted stock during 2000 and 1998, respectively. Approximately $291, $466 and $409 of related compensation expense was recognized during 2000, 1999 and 1998, respectively. Cumulatively through December 31, 2000, 98,000 shares of restricted stock had been forfeited, 101,000 shares were no longer subject to restriction and 101,000 shares of restricted stock remained subject to forfeiture.

          Basin granted 50,000, 55,000 and 50,000 performance shares during 2000, 1999 and 1998, respectively. Expense was recognized based on vesting schedules, projections of performance and changes in the price of Basin common stock during the applicable vesting periods. Related compensation expense of $640, $1,593 and $367 was recognized during the years ended 2000, 1999 and 1998, respectively.

     During the third quarter of 1998, Stone's Board of Directors elected to reprice all non-Director employee stock options that had an exercise price above the then market value of $26.00 per share. As a result, 265,000 stock options, which were granted to non-Director employees during 1997 and 1998, were repriced from a weighted average exercise price of $29.35 per share to the then market value of $26.00 per share.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective with respect to us in 1996. Under SFAS No. 123, companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the current Accounting Principles Board Opinion No. 25 ("APB 25") method whereby no compensation cost is recognized upon grant if certain requirements are met. We have continued to account for our stock-based compensation under APB 25. However, disclosures as if we adopted the cost recognition requirements under SFAS No. 123 are presented below.

     If the compensation cost for stock-based compensation plans had been determined consistent with SFAS No. 123, our 2000, 1999 and 1998 net income
(loss) and basic and diluted earnings (loss) per common share would have approximated the pro forma amounts below:

                                                                Year Ended December 31,
                                  --------------------------------------------------------------------------------
                                            2000                         1999                       1998
                                  -----------------------      -----------------------     -----------------------
                                  As Reported   Pro Forma      As Reported   Pro Forma     As Reported   Pro Forma
                                  -----------   ---------      -----------   ---------     ------------  ---------

Net income (loss).............     $126,457      $121,248        $37,066       $33,957       ($66,524)    ($68,849)
Earnings (loss) per common
  share:
      Basic...................        $4.90         $4.70          $1.61         $1.48         ($3.23)      ($3.35)
      Diluted.................        $4.80         $4.60          $1.58         $1.45         ($3.23)      ($3.35)

     A summary of stock options as of December 31, 2000, 1999 and 1998 and changes during the years ended on those dates is presented below.


                                                                        Year Ended December 31,
                                      --------------------------------------------------------------------------------------------
                                                  2000                             1999                            1998
                                      ----------------------------     ----------------------------     --------------------------
                                                         Wgtd.                           Wgtd.                            Wgtd.
                                          Number         Avg.            Number           Avg.           Number           Avg.
                                            of           Exer.             of            Exer.             of             Exer.
                                         Options         Price          Options          Price           Options          Price
                                      -------------     --------     ---------------    ---------     --------------    --------
Outstanding at beginning of year....     1,771,668       $27.22         1,428,029         $21.95        1,267,389         $18.89
Granted.............................       455,045        51.92           530,197          37.47          237,103          36.25
Expired.............................       (13,000)       23.95           (34,923)         22.73             -               -
Exercised...........................      (333,636)       20.52          (151,635)         15.96          (76,463)         12.55
                                      -------------                 ---------------                  --------------
Outstanding at end of year..........     1,880,077       $34.39         1,771,668         $27.22        1,428,029         $21.95
Options exercisable at year-end.....       808,072        24.48           782,082          20.29          672,486          17.85
Options available for future grant..       957,250                        299,750                         346,000
Weighted average fair value of
   options granted during the year..        $28.65                         $22.87                          $21.18


     The weighted average fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) dividend yield of 0%,
(b) expected volatility of 45.72%, 47.18% and 52.05% in the years 2000, 1999 and 1998, respectively, (c) risk-free interest rate of 6.76%, 6.07% and 5.64% in the years 2000, 1999 and 1998, respectively and (d) expected life of six years for employee options and four years for director options.

    The following table summarizes information regarding stock options outstanding at December 31, 2000:

                          Options Outstanding                                    Options Exercisable
----------------------------------------------------------------------     ----------------------------
   Range of           Options          Wgtd. Avg.         Wgtd. Avg.           Options     Wgtd. Avg.
   Exercise         Outstanding         Remaining          Exercise          Exercisable    Exercise
    Prices          at 12/31/00     Contractual Life         Price           at 12/31/00     Price
----------------- --------------- --------------------- ---------------    -------------- -------------
   $9 - $20            254,767          4.1 years           $12.85              254,767       $12.85
   20 - 30             573,848          6.1 years            24.38              328,851        23.69
   30 - 40             518,887          7.3 years            35.53              160,413        35.57
   40 - 50             133,046          8.1 years            44.31               46,476        44.22
   50 - 61.93          399,529          8.7 years            57.74               17,565        54.28
                   --------------                                          --------------
                     1,880,077          6.9 years            34.39              808,072        24.48
                   ==============                                          ==============

NOTE 13 -- OIL AND GAS RESERVE INFORMATION - UNAUDITED:

     Our net proved oil and gas reserves at December 31, 2000 have been estimated by independent petroleum consultants in accordance with guidelines established by the Securities and Exchange Commission ("SEC"). Accordingly, the following reserve estimates are based upon existing economic and operating conditions at the respective dates.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. In addition, the present values should not be construed as the market value of the oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

     The following table sets forth an analysis of the estimated quantities of net proved and proved developed oil (including condensate) and natural gas reserves, all of which are located onshore and offshore the continental United
States:

                                                                                     Oil in         Natural Gas
                                                                                      MBbls           in MMcf
                                                                                  --------------    -------------
  Proved reserves as of December 31, 1997.....................................         25,917         278,773
      Revisions of previous estimates.........................................         (2,487)         (3,974)
      Extensions, discoveries and other additions.............................          6,410         128,824
      Purchase of producing properties........................................            904          18,046
      Production..............................................................         (3,601)        (50,897)
                                                                                  --------------    -------------
   Proved reserves as of December 31, 1998....................................         27,143         370,772
      Revisions of previous estimates.........................................          3,961          (7,027)
      Extensions, discoveries and other additions.............................          3,305          67,001
      Purchase of producing properties........................................          5,128          19,101
      Production (1)..........................................................         (4,324)        (64,180)
                                                                                  --------------    -------------
  Proved reserves as of December 31, 1999.....................................         35,213         385,667
      Revisions of previous estimates.........................................         (3,568)        (10,499)
      Extensions, discoveries and other additions.............................          6,375          85,534
      Purchase of producing properties........................................             54           7,394
      Production (1)..........................................................         (4,449)        (69,572)
                                                                                  --------------    -------------
  Proved reserves as of December 31, 2000.....................................         33,625         398,524
                                                                                  ==============    =============
  Proved developed reserves:

      as of December 31, 1998.................................................         18,594         304,244
                                                                                  ==============    =============
      as of December 31, 1999.................................................         25,194         309,696
                                                                                  ==============    =============
      as of December 31, 2000.................................................         25,374         307,320
                                                                                  ==============    =============

     (1) Excludes gas production volumes related to the volumetric production payment. See "Note 6 - Production Payments."

     The following tables present the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the FASB. You should not assume that the future net cash flows or the discounted future net cash flows, referred to in the table below, represent the fair value of our estimated oil and gas reserves. As required by the SEC, we determine future cash flows using market prices for oil and gas on the last day of the fiscal period. The average 2000 year-end product prices for all of our properties were $27.30 per barrel of oil and $9.97 per Mcf of gas. During 2001, market prices for oil and gas have decreased, which would result in a reduction of future cash flows if recomputed. Future production and development costs are based on current costs with no escalations. Estimated future cash flows net of future income taxes have been discounted to their present values based on a 10% annual discount rate.


                                                                                        Standardized Measure
                                                                                       Year Ended December 31,
                                                                    ------------------------------------------------------------
                                                                          2000                  1999                  1998
                                                                    ----------------      ----------------      ----------------
Future cash flows..............................................       $4,902,297            $1,806,565             $1,012,979

Future production and development costs........................         (701,533)             (613,129)              (408,434)

Future income taxes............................................       (1,392,078)             (215,879)               (40,303)
                                                                    ----------------      ---------------      ---------------
Future net cash flows..........................................        2,808,686               977,557                564,242

10% annual discount............................................         (825,937)             (286,076)              (145,839)
                                                                    ----------------      ---------------      ---------------
Standardized measure of discounted future net cash flows.......       $1,982,749              $691,481               $418,403
                                                                    ================      ===============      ===============

                                                                               Changes in Standardized Measure
                                                                                   Year Ended December 31,
                                                                    -----------------------------------------------------
                                                                          2000              1999                1998
                                                                    --------------     --------------      --------------
Standardized measure at beginning of year......................          $691,481           $418,403            $431,822
Sales and transfers of oil and gas produced, net of
    production costs...........................................          (368,243)          (178,007)           (132,768)
Changes in price, net of future production costs...............         1,784,727            326,300            (207,964)
Extensions and discoveries, net of future production
    and development costs......................................           656,944            138,945             203,488
Changes in estimated future development costs, net of
    development costs incurred during the period...............            30,608             13,348              26,458
Revisions of quantity estimates................................          (162,462)            28,735             (12,563)
Accretion of discount..........................................            83,064             45,059              52,886
Net change in income taxes.....................................          (819,893)          (108,160)             66,070
Purchases of reserves in place.................................            48,752             60,065              17,858
Changes in production rates due to timing and other............            37,771            (53,207)            (26,884)
                                                                    --------------     --------------      --------------
Standardized measure at end of year............................        $1,982,749           $691,481            $418,403
                                                                    ==============     ==============      ==============

NOTE 14 -- SUMMARIZED QUARTERLY FINANCIAL INFORMATION - UNAUDITED:

                                                                                        Basic           Diluted
                                                                       Net            Earnings          Earnings
                                Revenues          Expenses            Income          Per Share         Per Share
                              -------------     -------------     -------------     -------------     -------------
2000
    First Quarter...........       $70,869           $53,097           $17,772          $0.69             $0.68
    Second Quarter..........        84,302            59,007            25,295           0.98              0.96
    Third Quarter...........       109,547            72,165            37,382           1.45              1.42
    Fourth Quarter..........       121,448            75,440            46,008           1.78              1.74
                              -------------     -------------     -------------
                                  $386,166          $259,709          $126,457           4.90              4.80
                              =============     =============     =============

1999
    First Quarter...........       $43,977           $42,573            $1,404          $0.07             $0.07
    Second Quarter..........        56,585            48,468             8,117           0.39              0.38
    Third Quarter...........        60,490            48,082            12,408           0.50              0.49
    Fourth Quarter..........        59,712            44,575            15,137           0.59              0.58
                              -------------     -------------     -------------
                                  $220,764          $183,698           $37,066           1.61              1.58
                              =============     =============     =============

     The quarterly financial information for the first quarter of 2000 differs from amounts previously filed due to a change in Stone's treatment of its tax valuation allowance.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

    (c) Exhibits

           23.1   --  Consent of Arthur Andersen LLP.

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        STONE ENERGY CORPORATION



Date:  September 19, 2001               By:  /s/ James H. Prince
                                           ----------------------
                                                 James H. Prince
                                             Chief Financial Officer